Exhibit 99.1

4675 MacArthur Court, Suite 800
Newport Beach, California 92660 USA
949.437.1000   fax: 949.724.1397
www.cleanenergyfuels.com

Clean Energy Reports 84.1 Million Gallons Delivered and Revenue of $101.8 Million for Fourth Quarter of 2016

NEWPORT BEACH, Calif.—(BUSINESS WIRE) — Clean Energy Fuels Corp. (NASDAQ: CLNE) ("Clean Energy" or the "Company") today announced operating results for the fourth quarter and year ended December 31, 2016.

The Company delivered 84.1 million gallons in the fourth quarter of 2016, a 7.4% increase from 78.3 million gallons in the fourth quarter of 2015. For the year ended December 31, 2016 the Company delivered 329.0 million gallons, a 6.6% increase from 308.5 million gallons delivered for the year ended December 31, 2015.

Revenue for the fourth quarter of 2016 was $101.8 million, a 14.7% decrease from $119.3 million of revenue for the fourth quarter of 2015. This decrease was due in large part to the recognition of a full year of alternative fuel tax credit ("VETC") revenue of $31.0 million in the fourth quarter of 2015, while only one quarter of VETC revenue of $7.0 million was recognized in the fourth quarter of 2016. Revenue from gallons delivered ("volume -related revenue") and revenue from station construction increased in the fourth quarter of 2016 compared to the same period in 2015 due to volume growth, higher effective prices and the construction of new and expansions of existing natural gas fueling stations by our customers. Compressor sales declined in the fourth quarter on a year -over -year basis due to continued low global demand.

Revenue for 2016 was $402.7 million, a 4.8% increase from $384.3 million for 2015. Volume -related revenue and revenue from station construction sales increased in 2016 compared to 2015 due to the factors described above. These increases were partially offset by a decrease in revenue from compressor sales. Additionally, VETC revenue declined for the year primarily due to a change in the method of calculating VETC that went into effect at the beginning of 2016.

Andrew J. Littlefair, Clean Energy’s President and Chief Executive Officer, stated "The positive momentum continued in 2016 for Clean Energy with volume growth, increased station builds, improved Adjusted EBITDA, and lowered debt balances. We continue to leverage our natural gas fueling infrastructure by increasing volumes while lowering capital expenditures and expenses. Clean Energy remains the market leader for the increasing number of fleets choosing to take advantage of natural gas and renewable natural gas as an immediate, affordable and environmentally friendly alternative vehicle fuel solution."

On a GAAP basis, net loss for the fourth quarter of 2016 was $(3.9) million or $(0.03) per share, compared to a net loss for the fourth quarter of 2015 of $(50.0) million, or $(0.54) per share. The fourth quarter of 2016 included a net gain of $9.0 million from the repurchase of a portion of the Company's debt ("debt reduction"). The fourth quarter of 2015 included a full year of VETC revenue of $31.0 million and a charge of $54.9 million related to the deferred debt issuance costs associated with the Company’s termination of its credit agreement with General Electric Capital Corporation (the "debt issuance costs").

On a GAAP basis, net loss for 2016 was $(12.2) million, or $(0.10) per share, compared to a net loss for 2015 of $(134.2) million, or $(1.47) per share. The net loss in 2016 included a net gain of $34.3 million from the debt reductions. The net loss for 2015 included the $54.9 million charge for the debt issuance costs.

Non-GAAP loss per share and Adjusted EBITDA for the fourth quarter of 2016 was $(0.02) and $17.9 million, respectively, which included a net gain of $9.0 million from the debt reduction. Non-GAAP income per share and Adjusted EBITDA for the fourth quarter of 2015 was $0.08 and $32.9 million, respectively, which included a full year of VETC revenue of $31.0 million. Non-GAAP loss per share and Adjusted EBITDA for 2016 was $(0.03) and $85.3 million, respectively, which included a net gain of $34.3 million from the debt reduction. Non-GAAP loss per share and Adjusted EBITDA for 2015 was $(0.75) and $27.8 million, respectively. Non-GAAP income (loss) per share and Adjusted EBITDA are described below and reconciled to the GAAP measure net loss attributable to Clean Energy Fuels Corp.
Subsequent to December 31, 2016, the Company paid $21.75 million in cash to repurchase $25.0 million in principal amount, plus accrued interest thereon, of its 7.5% Notes due to a related party in July 2018.

Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements, which statements are prepared and presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"), the Company uses non-GAAP financial measures called non-GAAP income (loss) per share ("non-GAAP EPS" or "non-GAAP loss per share") and adjusted EBITDA ("Adjusted EBITDA"). Management has presented non-GAAP EPS and Adjusted EBITDA because it believes that these measures provide meaningful supplemental information regarding the Company’s performance for the following reasons: (1) they allow for greater transparency with respect to key metrics used by management, as management uses these measures to assess the Company’s operating performance, for financial and operational decision-making, and as a means to evaluate period-to-period comparisons on a consistent basis; (2) they exclude the impact of non-cash or, when specified, non-recurring items that are not directly attributable to the Company’s core operating performance and that may obscure trends in the core operating performance of the business; and (3) they are used by institutional investors and the analyst community to help them analyze the results of Clean Energy’s business. In future quarters, the Company may make adjustments for other significant non-recurring expenditures or significant non-cash charges in order to present non-GAAP financial measures that the Company’s management believes are indicative of the Company’s core operating performance.

Non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation from, or as a substitute for, the Company’s GAAP results. The Company expects to continue reporting non-GAAP financial measures, adjusting for the items described below (and/or other items that may arise in the future as the Company’s management deems appropriate), and the Company expects to continue to incur expenses similar to the non-GAAP adjustments described below. Accordingly, unless otherwise stated, the exclusion of these and other similar items in the presentation of non-GAAP financial measures should not be construed as an inference that these costs are unusual, infrequent or non-recurring. Non-GAAP EPS and Adjusted EBITDA are not recognized terms under GAAP and do not purport to be an alternative to GAAP loss or loss per share or any other GAAP measure as an indicator of operating performance. Moreover, because not all companies use identical measures and calculations, the presentation of non-GAAP EPS and Adjusted EBITDA may not be comparable to other similarly titled measures used by other companies.

Non-GAAP EPS

Non-GAAP EPS is defined as net loss attributable to Clean Energy Fuels Corp. on a GAAP basis, plus stock-based compensation expense, plus or minus any loss (gain) from changes in the fair value of derivative warrants, plus the debt issuance costs and plus charges relating to the move of the Company's headquarters ("HQ Lease Exit"), the total of which is divided by the Company’s weighted-average shares outstanding on a diluted basis. The Company’s management believes that excluding non-cash expenses related to stock-based compensation provides useful information to investors because of the varying available valuation methodologies, the volatility of the expense (which depends on market forces outside of management’s control), the subjectivity of the assumptions and the variety of award types that a company can use under the relevant accounting guidance, which may obscure trends in a company’s core operating performance. Similarly, the Company’s management believes that excluding the non-cash loss (gain) from changes in the fair value of derivative warrants is useful to investors because the valuation of the derivative warrants is based on a number of subjective assumptions, the amount of the loss or gain is derived from market forces outside of management’s control, and it enables investors to compare the Company’s performance with other companies that have different capital structures. The Company’s management believes that excluding the debt issuance costs and the HQ Lease Exit is useful to investors because the charges are not part of or representative of the core operations of the Company.

The table below shows non-GAAP EPS for the periods presented and also reconciles these figures to the GAAP measure net loss attributable to Clean Energy Fuels Corp.:

	Three Months Ended December 31,		Year Ended December 31,
(in thousands, except per-share amounts)	2015	2016	2015	2016
Net Loss Attributable to Clean Energy Fuels Corp.	$(50,014)	$(3,883)	$(134,242)	$(12,153)
Stock -Based Compensation, Net of $0 Tax	2,770	1,559	10,779	8,092
Loss (Gain) From Change in Fair Value of Derivative Warrants	(329)	3	(1,414)	(22)
Debt Issuance Costs	54,925	—	54,925	—
HQ Lease Exit	338	—	835	—
Adjusted Net Income (Loss)	$7,690	$(2,321)	$(69,117)	$(4,083)
Weighted -Average Common Shares Outstanding Diluted	92,063,032	138,981,606	91,607,578	119,395,423
GAAP Loss Per Share Attributable to Clean Energy Fuels Corp.	$(0.54)	$(0.03)	$(1.47)	$(0.10)
Non-GAAP Income (Loss) Per Share	$0.08	$(0.02)	$(0.75)	$(0.03)

Adjusted EBITDA

Adjusted EBITDA is defined as net loss attributable to Clean Energy Fuels Corp. on a GAAP basis, plus or minus income tax expense (benefit), plus interest expense, minus interest (income), plus depreciation and amortization expense, plus stock-based compensation expense, plus or minus any loss (gain) from changes in the fair value of derivative warrants and plus the HQ Lease Exit. The Company’s management believes that Adjusted EBITDA provides useful information to investors for the same reasons discussed above for non-GAAP EPS. In addition, management internally uses Adjusted EBITDA to determine elements of executive and employee compensation.

The table below shows Adjusted EBITDA for the periods presented and also reconciles these figures to the GAAP measure net loss attributable to Clean Energy Fuels Corp.:

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2015	2016	2015	2016
Net Loss Attributable to Clean Energy Fuels Corp.	$(50,014)	$(3,883)	$(134,242)	$(12,153)
Income Tax Expense	261	110	1,614	1,339
Interest Expense (1)	65,230	5,752	95,813	29,595
Interest Income	(280)	(248)	(843)	(827)
Depreciation and Amortization	14,931	14,580	55,219	59,262
Stock -Based Compensation, Net of $0 Tax	2,770	1,559	10,779	8,092
Loss (Gain) From Change in Fair Value of Derivative Warrants	(329)	3	(1,414)	(22)
HQ Lease Exit	338	—	835	—
Adjusted EBITDA	$32,907	$17,873	$27,761	$85,286

(1) The amounts for the three months and year ended December 31, 2015 include the debt issuance costs.

Definition of "Gallons Delivered"

The Company defines “gallons delivered” as its gallons of compressed natural gas ("CNG"), liquefied natural gas ("LNG") and renewable natural gas ("RNG"), along with its gallons associated with providing operations and maintenance services, in each case delivered to its customers in the applicable period, plus the Company's proportionate share of gallons delivered by joint ventures in the applicable period.

The table below shows gallons delivered for the three months and years ended December 31, 2016 and 2015:

	Three Months Ended December 31,		Year Ended December 31,
Gallons Delivered (in millions)	2015	2016	2015	2016
CNG	60.7	67.5	229.2	259.2
RNG(1)	1.1	0.7	8.8	3.0
LNG	16.5	15.9	70.5	66.8
Total	78.3	84.1	308.5	329.0
(1) Represents RNG sold as non-vehicle fuel. RNG sold as vehicle fuel, also known as Redeem™, is included in CNG and LNG.
Sources of Revenue
The following table represents our sources of revenue for the three months and years ended December 31, 2016 and 2015:

	Three Months Ended December 31,		Year Ended December 31,
Revenue (in Millions)	2015	2016	2015	2016
Volume -Related	$64.8	$73.0	$260.6	$283.9
Compressor Sales	13.1	4.9	54.5	27.3
Station Construction Sales	10.3	16.9	37.8	64.9
VETC	31.0	7.0	31.0	26.6
Other	0.1	—	0.4	—
Total	$119.3	$101.8	$384.3	$402.7

Today’s Conference Call

The Company will host an investor conference call today at 4:30 p.m. Eastern time (1:30 p.m. Pacific). Investors interested in participating in the live call can dial 1.877.407.4018 from the U.S. and international callers can dial 1.201.689.8471. A telephone replay will be available approximately two hours after the call concludes through Saturday, December 2 by dialing 1.877.870.5176 from the U.S., or 1.858.384.5517 from international locations, and entering Replay Pin Number 13655264. There also will be a simultaneous live webcast available on the Investor Relations section of the Company’s web site at www.cleanenergyfuels.com, which will be available for replay for 30 days.

About Clean Energy Fuels

Clean Energy Fuels Corp. (Nasdaq: CLNE) is the leading provider of natural gas as an alternative fuel for vehicle fleets in the United States and Canada, based on the number of stations operated and the amount of gasoline gallon equivalents delivered. We build and operate CNG and LNG fueling stations; manufacture CNG and LNG equipment and technologies for ourselves and other companies; develop RNG production facilities; and deliver more CNG, LNG, and RNG vehicle fuel than any other company in the United States. For more information, visit www.cleanenergyfuels.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, such as statements regarding, among other things: increased market adoption of natural gas as a vehicle fuel, generally; sales of growing volumes of natural gas vehicle fuel to more fleets; the strength of the Company’s natural gas fueling infrastructure and its impact on the Company’s position in the market; the benefits of natural gas (including renewable natural gas) as an alternative vehicle fuel, including economic and environmental benefits; continued interest and investment in natural gas as a vehicle fuel; and the Company’s levels of capital expenditures and expenses. Actual results and the timing of events could differ materially from those anticipated in or implied by these forward-looking statements as a result of many factors including, among others: future supply, demand, use and prices of crude oil, gasoline, diesel, natural gas and other alternative fuels, as well as heavy-duty trucks and other vehicles powered by these fuels; the willingness of fleets and other consumers to adopt natural gas as a vehicle fuel; the Company’s ability to capture a substantial share of the market for alternative vehicle fuels, if and when it develops and expands, and otherwise compete successfully in this market; the Company’s ability to recognize the anticipated benefits of building CNG and LNG stations, including receiving revenue from these stations equal or greater to their costs or at all; future availability of capital, including equity or debt financing, as needed to fund the growth of the Company’s business and repayment of its debt obligations (whether at or prior to maturity); the availability of tax credits and other government programs or incentives that promote natural gas or other alternatives as a vehicle fuel; changes to federal, state or local fuel emission standards or other environmental regulations applicable to natural gas production, transportation or use, particularly in light of the uncertainties of the current U.S. political climate; the Company’s ability to manage and grow its RNG business, including its RNG production facilities; construction, permitting and other factors that could cause delays or other problems at station construction projects; the Company’s ability to sustain or grow its compressor business and manage risks and uncertainties related to the global scope of this business; the Company’s ability to realize the intended benefits of any mergers, acquisitions, divestitures, investments or other strategic transactions or relationships; and compliance with governmental regulations. The forward-looking statements made in this press release speak only as of the date of this press release and the Company undertakes no obligation to update publicly such forward-looking statements to reflect subsequent events or circumstances, except as otherwise required by law. Additionally, the Company’s Annual Report on Form 10-K, filed on March 7, 2017 with the Securities and Exchange Commission (www.sec.gov), contains additional information on these and other risk factors that may cause actual results to differ materially from the forward-looking statements contained in this press release.

Clean Energy Fuels Corp. and Subsidiaries

Consolidated Balance Sheets

 (In thousands, except share data)

	December 31, 2015	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	43,724	$36,119
Restricted cash	4,240	6,996
Short-term investments	102,944	73,718
Accounts receivable, net of allowance for doubtful accounts of $1,895 and $1,063 as of December 31, 2015 and 2016, respectively	73,645	79,432
Other receivables	60,667	21,934
Inventories	29,289	29,544
Prepaid expenses and other current assets	14,657	14,021
Total current assets	329,166	261,764
Land, property and equipment, net	516,324	483,923
Notes receivable and other long-term assets, net	14,732	16,377
Investments in other entities	5,695	3,475
Goodwill	91,967	93,018
Intangible assets, net	42,644	38,700
Total assets	$1,000,528	$897,257
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt and capital lease obligations	149,856	5,943
Accounts payable	26,906	23,637
Accrued liabilities	59,082	52,601
Deferred revenue	10,549	7,041
Total current liabilities	246,393	89,222
Long-term portion of debt and capital lease obligations	352,294	241,433
Long-term debt, related party	65,000	65,000
Other long-term liabilities	7,896	7,915
Total liabilities	671,583	403,570
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value. Authorized 1,000,000 shares; issued and outstanding no shares	—	—
Common stock, $0.0001 par value. Authorized 224,000,000 shares; issued and outstanding 92,382,717 shares and 145,538,063 shares as of December 31, 2015 and 2016, respectively	9	15
Additional paid-in capital	915,199	1,090,361
Accumulated deficit	(591,683)	(603,836)
Accumulated other comprehensive loss	(20,973)	(17,675)
Total Clean Energy Fuels Corp. stockholders’ equity	302,552	468,865
Noncontrolling interest in subsidiary	26,393	24,822
Total stockholders’ equity	328,945	493,687
Total liabilities and stockholders’ equity	$1,000,528	$897,257

Clean Energy Fuels Corp. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2016	2015	2016
Revenue:
Product revenue	$106,772	$87,859	329,168	$351,038
Service revenue	12,575	13,973	55,152	51,618
Total revenue	119,347	101,832	384,320	402,656
Operating expenses:
Cost of sales (exclusive of depreciation and amortization shown separately below):
Product cost of sales	56,542	59,212	230,621	229,958
Service cost of sales	6,701	6,497	27,864	25,592
Loss (gain) from change in fair value of derivative warrants	(329)	3	(1,414)	(22)
Selling, general and administrative	26,626	28,734	113,653	105,503
Depreciation and amortization	14,931	14,580	55,219	59,262
Total operating expenses	104,471	109,026	425,943	420,293
Operating loss	14,876	(7,194)	(41,623)	(17,637)
Interest expense	(65,230)	(5,752)	(95,813)	(29,595)
Interest income	280	248	843	827
Other income (expense), net	52	(300)	2,627	(306)
Loss from equity method investments	(112)	(2)	(815)	(22)
Gain from extinguishment of debt, net	—	8,973	—	34,348
Gain from sale of subsidiary	—	—	937	—
Loss before income taxes	(50,134)	(4,027)	(133,844)	(12,385)
Income tax expense	(261)	(110)	(1,614)	(1,339)
Net loss	(50,395)	(4,137)	(135,458)	(13,724)
Loss attributable to noncontrolling interest	381	254	1,216	1,571
Net loss attributable to Clean Energy Fuels Corp.	$(50,014)	$(3,883)	$(134,242)	$(12,153)
Loss per share:
Basic and diluted	$(0.54)	$(0.03)	$(1.47)	$(0.10)
Weighted-average common shares outstanding:
Basic and diluted	92,063,032	138,981,606	91,607,578	119,395,423

Investor Contact:

Tony Kritzer
Director of Investor Communications
949.437.1403

News Media Contact:

Gary Foster
Senior Vice President, Corporate Communications
949.437.1113